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                                                                    Exhibit 99.1

             IXYS CORPORATION COMPLETES ACQUISITION OF CLARE, INC.

SANTA CLARA, Calif.--(BUSINESS WIRE)--June 10, 2002--IXYS Corporation (NASDAQ:
SYXI - News) announced today the completion of its acquisition of Clare, Inc. (NASDAQ: CPCL - News). Under the terms of its merger agreement with Clare, IXYS acquired all of the outstanding stock of Clare in a tax-free merger. Each share of Clare common stock was converted into the right to receive 0.49147 of a share of IXYS common stock. In exchange for the outstanding shares of Clare common stock, IXYS will issue, pursuant to the merger, approximately 4.89 million shares of IXYS common stock. As a result of the merger, Clare is now a wholly owned subsidiary of IXYS.

"It is a pleasure to welcome Clare into the IXYS family. We believe that this merger brings tremendous circuit design cleverness and manufacturing expertise into IXYS," said Nathan Zommer, President and CEO of IXYS. "We are excited by the opportunity to blend Clare's strengths with IXYS' proven technological leadership. We expect that this strategic combination will provide the opportunity to offer a broader line of products and to reach new customers and new markets with the combined companies' product portfolio and with new products. With the support of our shareholders, employees and business partners we expect to rapidly bring our new Clare division to success and profitability."

Larry Mihalchik, President of Clare said, "I am extremely proud of the combined efforts of the IXYS and Clare management teams in completing this merger in an exceptional timeframe, less that fifty days from signing of the definitive merger agreement. This rapid closing allows the combined companies to move sooner on integration activities, cost savings and revenue opportunities."

IXYS develops and markets primarily high performance power semiconductor devices that are used in controlling and converting electrical power efficiently in power systems for the telecommunication and internet infrastructure, motor drives, medical systems and transportation. IXYS also serves its markets with a combination of digital and analog integrated circuits.

This press release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, including forward-looking statements and assumptions regarding the amount and timing of synergies that may be achieved in connection with the acquisition of Clare, the degree to which the combined organization will be able to cross-market current and new products, prevailing market conditions and the combined organization's ability to introduce and market new products successfully. These statements and all other statements that are not historical facts are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the following: the ability of the combined organization to manage the cost of integrating the two companies and effectively integrate the separate businesses of IXYS and Clare; the failure of IXYS to realize the synergies that may be derived from the acquisition; the costs associated with the acquisition; higher than anticipated expenses that the combined organization may incur in future quarters or the inability to identify expenses that can be eliminated; the ability of the combined organization to retain key employees; the ability of the combined organization to develop and market new products; customer demand for the products of the combined organization; and technological changes in the industries in which the combined


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organization operates. IXYS does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements. Information on other factors that could affect IXYS' operations is detailed and included in IXYS' Form 10-K for its fiscal year ended March 31, 2001, as filed with the Securities and Exchange Commission, which includes the IXYS Corporation audited financial statements as of March 31, 2001 and 2000. Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the Company directly.

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Contact:   IXYS
           Arnold Agbayani, 408/982-0700